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                              EMPLOYMENT AGREEMENT


made by and between

                           ZPR Zellstoff- und Papierfabrik Rosenthal Holding GmbH, Pirnaer Str. 31-33, 01809 Heidenau

                           (hereinafter referred to as the "company")

and

                           Mr. Maarten Reidel, Neudorf, 24321 Howacht

                           (hereinafter referred to as "Employee")


                                    SECTION 1
                         FUNCTIONS AND RESPONSIBILITIES

1. Mr. Reidel will be responsible for the strategic development of the Company. The company may assign the Employee to positions with affiliates of the company which positions the Employee agrees to fill out without additional compensation. This in particular includes the position as CFO of the Company's shareholder Mercer International Inc..

2. The Employee shall report to the Company and its shareholder Mercer International Inc if not decided otherwise by the shareholder's meeting.

3. The Employee's office location is Berlin.


                                    SECTION 2
                                TERM OF AGREEMENT

1. This agreement is effective from 1. July, 2002 and replaces all earlier agreements between the parties.

2. This agreement is entered into for indefinite time.

3. This agreement may be terminated by the parties by giving three (3) months' notice to the end of a month unless the termination is due to serious breach of this contract or illegal actions in which cases no notice period is required. The termination notice for termination of this agreement has to be in writing.

4. If termination notice is given with respect to this agreement, no matter by which party, the company is entitled to suspend the Employee's obligation to perform services for the company until the actual termination date or may, for the transitory period until the actual termination date, assign the Employee to other positions with the company or its affiliates. If the Employee's obligations are suspended he shall use all reasonable effort to find gainful

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employment during the transitory period, and the company shall be no longer obligated to pay to the Employee compensation under this agreement to the extent that the Employee receives compensation from such new employment.

5. This agreement shall terminate without expressed termination notice at the end of the month in which the Employee completes his 65th year of life.


                                    SECTION 3
                                  COMPENSATION

1. The Employee shall as compensation for his services receive an annual gross salary of EUR 300.000,- (in words: three hundred thousand Euro). The annual salary shall be paid in twelve equal instalments at the end of each calendar month under withholding of applicable tax and social security deductions (statutory pension plan, unemployment insurance).

2. Additionally the Employee is entitled to a bonus payment according to the Mercer International Inc. Bonus Program. The bonus payment will be agreed between the shareholder of the Company, Mercer International Inc., and the Employee after the end of each business year.

3. The Employee is entitled to participate in the Mercer stock option program. He will receive a total of 100.000 Mercer stock options of which 48.000 are due with the signature of this agreement. The remaining 52.000 stock options will be transferred to the Employee until 31. December 2002.


                                    SECTION 4
                     COMPENSATION IN CASE OF INCAPACITATION

1. In case of temporary incapacitation of the Employee caused by illness or another reason for which the Employee is not responsible, statutory law is applicable for the continuation of compensation payments.

2. The Company agrees to take out for the Employee, an accident insurance with a total coverage of EUR 125.000,- in case of death and EUR 250.000,- in case of disability.


                                    SECTION 5
                                    VACATION

The Employee is entitled to an annual vacation of thirty (30) working days (one week = five working days). The time during which such vacation is taken shall be decided after the consultation with the Company.


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                                    SECTION 6
                                 OTHER BENEFITS

1. The Employee shall, for the performance of his function under this Agreement, be provided with a company car with a maximum value of 60.000,- Euros which he may also use for personal purposes. The income tax on the monetary advantage of the private use shall be paid by the Employee.

2. Expenses which the Employee will incur in performing his responsibilities under this Agreement, including travel and other expenses, shall be reimbursed if supported by individual vouchers. At the Employee's option, per diem and overnight allowances may be reimbursed on a lump-sum basis at the maximum rate from time to time permitted under applicable tax laws.

3. The Employee is entitled to reimbursement of half of his costs of private health insurance against invoice.

4. The Company will provide the Employee with a mobile telephone.

5. The Company will reimburse to the Employee the amount of 1.200,- EUR per month for cost of rent for a period of 12 months.


                                    SECTION 7
                  ADDITIONAL EMPLOYMENT, NON-COMPETITION CLAUSE

1. The Employee shall devote his full attention and time, as well as professional knowledge and experience, exclusively to the company. The acceptance of any compensated or non-compensated additional employment as well as of the service on supervisory or advisory boards or similar positions is subject to the prior written consent of the shareholder's meeting.

2. During the time of his employment with the company the Employee shall not engage, directly or indirectly, in any venture, business or enterprise which competes with the company or with which the company maintains relations.


                                    SECTION 8
                                 CONFIDENTIALITY

The Employee agrees that he will keep all affairs of the company absolutely confidential to third parties. This obligation shall survive the termination of the services for the company.


                                    SECTION 9
                       RECORDS AND OTHER COMPANY PROPERTY

When leaving the service of the company, or after being suspended from his obligation to render services pursuant to ss. 2 subparagraph 4, the Employee agrees to return to the Company any and


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all documents, correspondence, records, drafts and the like which concern
Company matters and which are still in his possession. The Employee is not entitled to exercise a right of retention with respect to such records and objects.


                                   SECTION 10
                                FINAL PROVISIONS

1. Amendments and additions to this Agreement, including this provision, must be in writing. There are no oral side agreements to this Agreement. This Agreement supersedes all earlier agreements.

2. Should any provision of this Agreement become wholly or in part invalid, the remaining parts of this Agreement shall not be affected. The invalid provision shall be replaced in such case by such valid provision which comes as close as possible to the economic intent of the parties.

/s/ Jimmy Lee
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ZPR Zellstoff- und Papierfabrik Rosenthal Holding GmbH
Jimmy Lee, Managing Director


/s/ Maarten Reidel
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Maarten Reidel